Exhibit 99.1

PRESS RELEASE

eHealth Appoints Christine Janofsky as Chief Financial Officer

New CFO comes to eHealth from Lincoln Financial Group; previously served with Fidelity & Guaranty Life and Nationwide Insurance

SANTA CLARA, CA – September 20, 2021 – Today eHealth, Inc. (NASDAQ: EHTH) (eHealth.com) announced that Christine Janofsky has joined its leadership team on September 20th as senior vice president, chief financial officer. In her new role, she will oversee all aspects of finance including financial strategy, planning and analysis, accounting, tax and treasury. With the addition of Ms. Janofsky, 23% eHealth’s senior vice presidents and 31% of its vice presidents are women. John Pierantoni, who served as the company’s interim principal financial officer, will remain its chief accounting officer.

Ms. Janofsky brings more than 20 years of finance and insurance experience to eHealth, most recently serving as senior vice president and chief accounting officer at Lincoln Financial Group since 2016, leading the company’s FP&A, transformation, consolidated financial reporting, reinsurance, investment, and tax functions. Ms. Janofsky also led the working group for diversity and inclusion within the corporate finance team. Prior to joining Lincoln Financial Group, Ms. Janofsky served as vice president of finance at Fidelity & Guaranty Life and in various senior finance leadership roles, with Nationwide Insurance.

“The board and I are delighted to have Christine join eHealth as she is a highly respected finance executive whose leadership and operational rigor will be critical for the company as we enter our next phase of growth,” said eHealth CEO Scott Flanders. “The company is at an inflection point as consumers increasingly turn to our tech-enabled online platform to enroll in health insurance plans. Christine’s experience and insights will be instrumental in better serving our beneficiaries, and in turn, our shareholders.”

“eHealth is setting the standard for how beneficiaries research, select, and enroll in Medicare plans best suited to their personal needs,” said Christine Janofsky. “It’s an exciting market with incredible growth potential. I look forward to joining eHealth’s leadership team and contributing to the company’s future success.”

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About Christine Janofsky
Prior to joining eHealth, Ms. Janofsky served as senior vice president and chief accounting officer at Lincoln Financial Group. Prior to joining Lincoln, Ms. Janofsky served in various senior finance leadership roles in the financial organizations of F&G, Nationwide Insurance, and L Brands. Ms. Janofsky is a member of World 50, a community for executives at globally respected organizations to discover innovative ideas, share valuable experiences and build relationships that make a lasting impact. Ms. Janofsky has received both the CPA and CGMA designations.

About eHealth
eHealth, Inc. (NASDAQ: EHTH) operates a leading health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 200 health insurance carriers across 50 states and the District of Columbia.

Media inquiries:
pr@ehealth.com

Investor Relations Contact:
Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
650-210-3111
Kate.sidorovich@ehealth.com